CUMBERLAND PHARMACEUTICALS ADDS THREE TO BOARD

WITH NEW ELECTIONS AT ANNUAL SHAREHOLDER MEETING

NASHVILLE, Tenn., April 20, 2010 – Shareholders of Cumberland Pharmaceuticals Inc. (NASDAQ:CPIX) today elected Gordon R. Bernard, M.D., Jonathan Griggs, and James Jones as new members of the company’s Board of Directors at its annual meeting. Directors A.J. Kazimi and Martin E. Cearnal were also re-elected.

Gordon Bernard, M.D. is Assistant Vice-Chancellor for Research at Vanderbilt University and Medical Director of Vanderbilt’s Institutional Review Board. He is also the Melinda Owen Bass Professor of Medicine of Vanderbilt’s Division of Allergy, Pulmonary and Critical Care Medicine. Dr. Bernard is internationally renowned for his contributions to clinical research, particularly in the area of critical care medicine. He has served as the Steering Committee Chair for the National Institutes of Health’s Acute Respiratory Distress Syndrome Clinical Trials Network since 1994. Dr. Bernard moves to the board from his previous role as Cumberland’s Medical Director, a position he has held since the company’s inception in 1999.

Jonathan Griggs is a pharmaceutical industry veteran with more than 40 years of experience. He spent 23 years at Warner Lambert Corporation where he served as Vice President of Human Resources, providing leadership during the company’s integration of three pharmaceutical companies into what became Parke Davis. Since 1992, he has served as CEO of Griggs & Associates, a management and human resources consulting firm providing assistance to a variety of healthcare and other companies. Mr. Griggs has been a member of Cumberland’s pharmaceutical advisory board since 1999.

James Jones spent 35 years in professional accounting at KPMG LLP, culminating in his role as Managing Partner for the company’s middle Tennessee operations from 1999 until his retirement in 2006. During his tenure with KPMG, Mr. Jones let a team of more than 100 individuals providing accounting services for an extensive client base. Following his retirement Mr. Jones has served as advisor to several KPMG client companies, including a role as interim CEO for one organization. He currently serves on the board of Aegis Sciences Corporation, a federally certified forensic toxicology laboratory, where he also chairs the audit committee.

“We are honored to welcome these highly qualified individuals to our board of directors,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “Each brings significant experience in an area critical to our company’s continued growth and success, and we know Cumberland will benefit from their guidance.”

Mr. Kazimi, who has served as Cumberland’s Chief Executive Officer since inception, also was re-elected along with the company’s Chief Commercial Officer Martin Cearnal. The company’s other directors include Thomas R. Lawrence, Robert G. Edwards, M.D. and Dr. Lawrence W. Greer.

SOURCE: Cumberland Pharmaceuticals Inc.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a Tennessee-based specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland markets Acetadote® for the treatment of acetaminophen poisoning and Kristalose®, a prescription laxative. The Company also recently launched Caldolor®, the first injectable treatment for pain and fever available in the United States. Cumberland is dedicated to providing innovative products which improve quality of care for patients. For more information on Cumberland Pharmaceuticals, please visit www.cumberlandpharma.com.

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Investor Contact:
Angela Novak
Cumberland Pharmaceuticals
615-255-0068
investors@cumberlandpharma.com

Media Contact:
Rebecca Kirkham
Lovell Communications
615-297-7766
lovell@lovell.com